Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-34019, 333-01019, 333-52199, 333-133389 and 333-133391 on Form S-8 of our reports dated April 24, 2007 relating to the financial statements and financial statement schedule of Calgon Carbon Corporation and our report on the effectiveness of internal controls over financial reporting dated April 24, 2007 (which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K/A of Calgon Carbon Corporation for the year ended December 31, 2005.

Deloitte & Touche LLP

Pittsburgh, Pennsylvania

April 24, 2007